Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE	May 15, 2025

Butler National Corporation Announces Appointment of Adam Sefchick as Chief Financial Officer

OLATHE, KANSAS – May 15, 2025 – Butler National Corporation (OTCQX: BUKS), a leader in the aerospace and professional services industries, is pleased to announce the appointment of Adam Sefchick, CPA, as its new Chief Financial Officer. Mr. Sefchick will serve as the Company’s principal financial officer and principal accounting officer. Mr. Sefchick brings a wealth of financial expertise and SEC reporting experience to the position in addition to business systems, aligning with Butler National’s strategic objectives during its current phase of organic growth.

Mr. Sefchick most recently served as the Chief Accounting Officer at Jack Cooper, a specialty transportation and logistics provider. During his tenure, he successfully managed financial reporting, SEC filings, debt issuances, and complex financial transactions. Prior to his role at Jack Cooper, he held positions as Vice President of Accounting and Vice President of Financial Reporting, where he demonstrated his ability to implement metrics and develop corporate information systems effectively. Mr. Sefchick’s business information systems experience and background provides a firm foundation for effectively consolidating the Company’s systems.

“We are excited to welcome Adam to the Butler National team,” said Chris Reedy, Chief Executive Officer. “His extensive experience in financial management, SEC reporting, and operational efficiencies aligns with our ongoing initiatives to streamline processes and drive cost reductions as we grow. We are confident that Adam’s leadership will provide a solid foundation for enhancing financial transparency and supporting our long-term growth.”

Looking ahead at Butler National, Mr. Sefchick’s expertise is expected to play a pivotal role in analyzing and developing information systems to facilitate efficiencies within production and reduce overhead associated with legacy processes. His financial acumen will also be instrumental in optimizing the company’s financial structure to support its strategic objectives.

Mr. Sefchick holds a Master of Science in Business and Information Systems and a Bachelor of Science in Business Administration/Accounting, both from the University of Kansas. He is a Certified Public Accountant and has served as a member of the Audit and Assurance Committee of the Missouri Society of CPAs.

The appointment of Mr. Sefchick is subject to a satisfactory background investigation by the Kansas Racing and Gaming Commission.

More About Butler National Corporation

Butler National Corporation, a 50-year old public stock company, operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the manufacture, sale and service of electronic equipment and modifications to aircraft structures and electrical systems to support special mission and commercial aviation operations. Additionally, we operate two Federal Aviation Administration ("FAA") Repair Stations. Butler National companies, Avcon Industries, Inc. and Butler Avionics, Inc. concentrate on enhancements to Learjet, Beechcraft King Air, Cessna Caravan, Gulfstream, and other turbine powered aircraft. Butler National-Tempe designs and manufactures robust electronic controls and cabling.

The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 16 table games and a DraftKings branded sportsbook.

See our website: www.butlernational.com

# # #

For investor information, contact:

David Drewitz, Investor Relations

david@creativeoptionscommunications.com

972-814-5723

Or email:

Mackenzie Giller, Operations

Butler National Corporation

mgiller@butlernational.com